Exhibit 10.6

DBM AND OS SUPPLY AGREEMENT

(SeaSpine as Supplier)

This Supply Agreement (“Agreement”) sets forth the terms and conditions under which SeaSpine Orthopedics Corporation (“SeaSpine”) contracts with Integra LifeSciences Corporation (“Integra” and together with SeaSpine, the “Parties”) to provide the products set forth on Exhibit A-1 (each an “OS Product” and collectively, the “OS Products”) and the products set forth on Exhibit A-2 (each a “DBM Product” and collectively, the “DBM Products”) on a non-exclusive basis at the prices set forth herein. Each DBM Product and OS Product is also referred to herein as a “Product” and collectively as the “Products”.

1. MANUFACTURING AND SUPPLY RELATIONSHIP:

1.1 General; Products. Under this Agreement, Integra engages SeaSpine as a Product supplier. SeaSpine may designate an affiliate of SeaSpine to perform its obligations hereunder, provided that SeaSpine shall remain liable for all such obligations. Attached hereto as Exhibit A-1 and Exhibit A-2 are a complete list of the Products (as of the Effective Date (as defined in Section 3)) and their Prices (as defined in Section 2.1(a)). No other right or license is or shall be created or granted hereunder by implication, estoppel or otherwise, except as expressly provided in this Agreement.

1.2 Specifications. The specifications for the OS Products as of the Effective Date are set forth in Exhibit B-1. The specifications for the DBM Products as of the Effective Date are set forth in Exhibits B-2, B-3, B-4 and B-5. Such specifications, as the same may be modified from time to time hereunder, are referred to herein, as the “Specifications.”

1.3	Changes to Products.

a.	SeaSpine shall have the right to modify the Products or their Specifications (i) as necessary to comply with changes in Law (as defined in Section 8.1) or (ii) for any other reason provided that such modification does not affect the form, fit, function, safety or appearance of the Products, provided, that, the foregoing right of SeaSpine shall not apply with respect to any OS Product with respect to any jurisdiction until the end of the Phase I Period (as defined in Section 8.11) for such OS Product in such jurisdiction. If, however, SeaSpine plans to so modify any Product or its Specifications, SeaSpine shall provide Integra written notice at least sixty (60) days in advance of the effectiveness of such modification (unless impractical for regulatory reasons, in which case such notice shall be provided promptly after the need to modify the Products or their Specifications is determined by SeaSpine).

b.	If SeaSpine makes a modification to the Products in accordance with this Section 1.3, SeaSpine shall provide Integra with information on the changes, and corresponding updated guidelines and instructions for use, if applicable.

1.4 Microfib. The Parties acknowledge that SeaSpine may use Microfib products (“Microfib”) in the manufacture of the OS Products that SeaSpine purchased from Integra under the Supply Agreement, dated as of the date hereof, between Integra, as supplier, and SeaSpine, as purchaser, relating to Microfib (the “Microfib Supply Agreement”).

2. PRODUCT PRICES AND OTHER FEES:

2.1	Prices.

a.	Integra shall pay SeaSpine for the Products at the per unit prices listed in Exhibits A-1 and A-2, as such prices may be modified as described in Section 2.1(b) (the “Prices”).

b.	SeaSpine may increase its Prices for the Products annually effective after SeaSpine has given Integra sixty (60) days prior notice of such Price increases. Price increases shall apply to all orders shipped after the effective date of such increase. Annual price increases shall not exceed the greater of (i) three percent (3%) or (ii) the annual change in the consumer price index for all urban consumers for all cities for the twelve month period immediately preceding the notice of such price increase, as published by the United States Bureau of Labor Statistics (http://www.bls.gov); provided, however, that if at any time during the Term, SeaSpine experiences a documented increase in its variable costs related to the Products of greater than five percent (5%) in any calendar year, the Parties will meet and confer in good faith to negotiate applicable adjustments to the Prices.

3.	EFFECTIVE DATE: The effective date of this Agreement shall be [ ], 2015 (“Effective Date”).

4. TERM AND TERMINATION:

4.1 Term. This Agreement shall commence on the Effective Date and expire, except as earlier terminated hereunder, on the seventh (7th) anniversary of the Effective Date (the “Initial Term”). In addition, Integra may, upon written notice to SeaSpine at least one hundred eighty (180) days prior to the expiration of the Initial Term (or, if applicable, the first Term Extension) extend the Agreement for up to two additional three (3) year periods (each, a “Term Extension”). The Parties may, upon mutual written agreement, extend the Term thereafter. The Initial Term and any Term Extension are collectively referred to as the “Term”.

4.2 Termination

a.	Breach. Either Party may terminate this Agreement for cause upon written notice of material breach by the other Party of this Agreement (a “Termination Notice”), which shall include an opportunity for the breaching Party to cure. If the breaching Party does not cure the material breach identified in the Termination Notice within ninety (90) days (or if such breach is a failure of Integra to make payment to SeaSpine when due hereunder, thirty (30) days) after receipt of such Termination Notice or such longer cure period as the Parties may agree in writing, this Agreement shall terminate.

b.	Convenience. After the end of the Initial Term, either Party may terminate this Agreement for convenience upon at least one hundred eighty (180) days’ written notice to the other Party.

c.	Bankruptcy, etc. Either Party may terminate this Agreement immediately upon written notice to the other Party if proceedings in bankruptcy or insolvency are instituted by or against the other Party, or a receiver is appointed, or if any substantial part of the assets of the other Party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within sixty (60) days after its commencement of institution.

4.3 Effects of Termination.

a.	Mutual Obligations. After either Party provides a Termination Notice and pending termination of this Agreement, the Parties shall continue to perform their respective obligations hereunder until termination or expiration of the Term is effective. Expiration of the Term or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Each Party agrees, at the request of the other Party upon the expiration of the Term or termination of this Agreement, to return or destroy at the option of the receiving party all Confidential Information exchanged pursuant to Section 10, except such Confidential Information it may be required to retain under applicable Laws.

b.	Termination by SeaSpine. Upon termination of this Agreement by SeaSpine pursuant to Section 4.2(a) (Breach), SeaSpine may, at its sole option, supply and ship any Order(s) (as defined below) submitted to SeaSpine prior to the effective date of termination or expiration of the Term to Integra and Integra shall pay the applicable Prices, all in accordance with the terms and conditions of this Agreement.

c.	Termination by Integra. Upon termination of this Agreement by Integra pursuant to Section 4.2(a) (Breach), with respect to Order(s) submitted to SeaSpine and accepted prior to the effective date of termination, Integra may at its option, either (x) cancel any unfilled Orders or (y) advise SeaSpine that Integra wishes to have such unfilled Orders filled, in which event SeaSpine shall supply, and ship the Products pursuant to such then pending Orders for the Products for delivery after the effective date of termination or expiration. Integra shall pay the applicable Prices, all in accordance with the terms and conditions of this Agreement.

4.4 Final Order. In the event of termination or expiration of this Agreement for any reason other than by SeaSpine pursuant to Section 4.2(a) (Breach) or Section 4.2(c) (Bankruptcy, etc.), Integra shall have the right, at its discretion, to place a final order for the Products prior to or on the last day of the Term in an amount of each Product not in excess of the lesser of (A) one hundred thirty percent (130%) of the amount of such Product set forth in the last forecast (including the Binding Forecast and calendar quarters 3 and 4 included therein) provided by Integra in accordance with Section 5.2 prior to the placement of such final order and (B) four (4) times the Maximum Quarterly Order (as defined in Section 5.2). If Integra desires to order additional units of Product in excess of such amount, Integra shall notify SeaSpine in writing and the Parties shall discuss in good faith, provided that Integra shall have no obligation to accept any such additional order. SeaSpine may schedule delivery of the final order over four calendar quarters with the first such calendar quarter beginning at least three months after the end of the Term, at SeaSpine’s discretion, provided that SeaSpine will make available for delivery in each such calendar quarter an amount of each Product that, when added to the amount of such Product previously made available by SeaSpine pursuant to this Section 4.4, equals at least (i) (A) the amount of such Product included in the final order, divided by (B) 4, multiplied by (ii) the number of such calendar quarters to date.

5. ORDERS; FORECASTS; ACCEPTANCE OF PRODUCTS, ETC.

5.1 Orders. Integra is obligated to purchase the Products for which it has issued a firm order or orders to SeaSpine (“Order(s)”), whether pursuant to a forecast that is deemed binding hereunder, or pursuant to a purchase order accepted by SeaSpine. SeaSpine does not stock the Products in inventory for purchase by Integra. All Orders must contain delivery dates not less than ninety (90) days after the date of receipt of the Order by SeaSpine, unless otherwise agreed upon in writing by SeaSpine.

5.2 Forecasts. No later than the first business day of each calendar quarter, Integra shall provide SeaSpine with a written rolling forecast as to Integra’s requirements of the Products for the next four (4) calendar quarter period. Each calendar quarter forecast will consist of the following:

a.	The first two (2) calendar quarters of each forecast shall be binding on Integra (“Binding Forecast”) and accompanied by an Order for such forecasted amount of the Products. The Order shall be in writing and shall specify the delivery date (which must be at least ninety (90) days after the receipt by SeaSpine of the Order), quantity of each Product ordered and the Prices and total cost of the Order.

b.	Each forecast shall update the prior forecast by:

i.	dropping the previous calendar quarter 1 from the forecast;

ii.	moving calendar quarter 2 from the previous forecast to be calendar quarter 1 of the updated forecast;

iii.	updating, as appropriate and subject to clause (c) below, calendar quarters 3 and 4 of the previous forecast, which as updated will be calendar quarters 2 and 3 of the updated forecast; and

iv.	adding a new calendar quarter 4 to the updated forecast, subject to clause (c) below.

The initial forecast for the Products is set forth on Exhibit C attached hereto.

c.	Integra may not increase or decrease the amounts forecasted in the Binding Forecast, but may, subject to SeaSpine’s written acceptance, issue additional Orders during such two (2) calendar quarter period as provided in Section 5.6. In addition, Integra may not increase the number of units of the Products forecasted for any calendar quarter (e.g., 2Q 2016) by more than thirty percent (30%), in aggregate from the number of units first forecast for such calendar quarter (i.e. when such calendar quarter period was calendar quarter 4 of the forecast), and Integra may not reduce such number of units first forecasted for such calendar quarter by more than ten percent (10%) in aggregate from the number of units first forecast for such calendar quarter, without the prior written consent of SeaSpine. Integra shall not order for any calendar quarter more than the number of units of Product set forth on Exhibit D attached hereto (the “Maximum Quarterly Order”).

d.	Integra will use commercially reasonable efforts to ensure that the forecast for calendar quarters 3 and 4 is accurate, but the forecast for such calendar quarters will not constitute an Order.

e.	In the event that Integra fails to provide a Binding Forecast for a particular calendar quarter, unless SeaSpine otherwise notifies Integra in writing, the last available forecasted amount for such calendar quarter shall become a firm Order, provided, however, that nothing contained in this Section 5.2(e) shall be deemed to affect any of SeaSpine’s rights or limit any of SeaSpine’s remedies as a result of such failure.

5.3 Batch Sizes. Integra agrees to order the Products in whole multiples of the batch sizes set forth on Exhibit D (although Integra acknowledges and agrees that the actual quantity of the Products delivered may be adjusted as set forth in Section 5.5 or as otherwise expressly provided in this Agreement).

5.4 Acceptance of Orders. Upon receipt of an Order, SeaSpine shall review the Order and shall have ten (10) business days from the Order’s receipt to notify Integra of SeaSpine’s acceptance or rejection of the Order. SeaSpine shall accept any Order for a Binding Forecast that complies with the terms of this Agreement. If any other Order is rejected by SeaSpine, SeaSpine shall use reasonable efforts to provide Integra with a reason for the rejection. If SeaSpine fails to reject an Order in such ten (10) business day period, such Order shall be deemed accepted. SeaSpine shall use commercially reasonable efforts to fill accepted Orders with Product not later than ninety (90) days after the receipt of the Order or on the delivery date requested, whichever date is later. However, reasonable delay in shipment (where any delay of ninety (90) days or less after scheduled shipment shall be presumed reasonable) shall not be considered a breach of this Agreement and shall not relieve Integra of its obligations to accept such shipment.

5.5 Whole Lots. Due to variances in manufacturer yields of the Products (“Product Lots”), in filling any Order for Integra, SeaSpine has the right to deliver to Integra a quantity of the Products that is larger or smaller than the Order. Within three (3) business days of notification by SeaSpine of the quantity of the Products constituting a Product Lot, Integra agrees to issue to SeaSpine a revised purchase order matching the quantity of the Products in such Product Lot. Regardless of the size of an Order, all Products representing a single Product Lot shall be shipped together. Integra will pay for the quantity of the Products actually delivered. The quantity of the Products actually delivered will not affect the firm Order for the Products if the difference in quantity is not more than ten percent (10%). In the event that shipping the Product of a single Product Lot results in a shipment in excess of ten percent (10%) of the Products in the Order, such excess shall be applied to the Order for the subsequent month.

5.6	Supplemental Orders; Changes to Orders.

a.	If Integra desires to order additional units of Product in excess of Orders for the Binding Forecast, including if any such proposed order would result in Orders exceeding the applicable Maximum Quarterly Order, Integra shall notify SeaSpine in writing, stating the units of the Products requested and the date by which delivery of such Products is desired. SeaSpine shall have no obligation to accept any such order, but if SeaSpine accepts any such request (or any portion thereof) in writing, Integra shall be obligated to purchase all such quantities as a firm Order hereunder.

b.	Except as otherwise expressly permitted hereunder, any Order(s) deriving herefrom or related hereto may be changed, cancelled or amended only by written agreement signed by both Integra and SeaSpine, setting forth the particular changes to be made and the effect, if any, of such changes on the Prices and time of delivery. Integra may not cancel any Orders unless such cancellation is expressly agreed to in writing by SeaSpine. In the event of a cancellation that is expressly agreed to in writing by SeaSpine, SeaSpine will advise Integra of the total charge for such cancellation, and Integra agrees to pay such charges. Certification of such costs by SeaSpine’s independent public accountants shall be conclusive on the Parties.

5.7 Acceptance and Agreement. ALL SALES AND ORDER(S) ARE SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. NO VARIATION OF THESE TERMS AND CONDITIONS WILL BE BINDING UPON SEASPINE UNLESS AGREED TO IN WRITING AND SIGNED BY AN OFFICER OR OTHER AUTHORIZED REPRESENTATIVE OF SEASPINE. ANY ADDITIONAL OR DIFFERENT TERMS, ADDITIONS, DELETIONS OR EXCEPTIONS PROPOSED BY INTEGRA (WHETHER IN A

PURCHASE ORDER, OTHER PRINTED FORM OR ELSEWHERE) ARE OBJECTED TO AND HEREBY REJECTED, UNLESS SUCH TERMS, ADDITIONS, OR EXCEPTIONS ARE APPROVED SPECIFICALLY BY SEASPINE IN WRITING AND SIGNED BY AN OFFICER OR OTHER AUTHORIZED REPRESENTATIVE OF SEASPINE. No course of prior dealings or usage of trade shall be relevant to supplement or explain any term used herein. Any clerical errors by SeaSpine are subject to correction.

5.8 Returns. The Products may not be returned unless resulting from a Product recall, field correction or market withdrawal for which SeaSpine is responsible as provided in Section 8.6 or as permitted pursuant to Section 5.9(c).

5.9 Delivery; Certificate; Inspection and Acceptance.

a.	Terms for the shipments of the Products will be FCA (Incoterms, 2010). Integra shall pay shipping and freight costs, which will be added to the invoice for each Order, and Integra shall have the right to choose the carrier so long as such choice complies with the shipping validation for the Product. Integra may designate the destination of the Products to be delivered hereunder so long as such destination complies with applicable Law. Delivery of the Products to the carrier at SeaSpine’s shipping point shall constitute delivery to Integra; Integra shall bear all risk of loss or damage in transit. However, SeaSpine reserves the right, in its discretion, to change the exact method of shipment and to make delivery in installments, all such installments to be separately invoiced and paid for when due as provided in Section 6.1, without regard to subsequent deliveries. Delay in delivery of any installment within the parameters set forth in this Article 5 shall not relieve Integra’s obligations to accept remaining deliveries.

b.	Each shipment of Product must be accompanied by final Product testing and inspection results and a certificate, substantially in the form attached hereto as Exhibit E, signed by SeaSpine stating that the Products comply with the Specifications; the testing, inspections results and certificate shall be set forth by Product serial number and must be signed by SeaSpine.

c.

Integra, upon receipt of the Products from SeaSpine, shall have thirty (30) days to inspect the Products with respect to whether or not they comply with the Specifications. If the Products do not comply with the Specifications, Integra shall notify SeaSpine and provide SeaSpine with samples of nonconforming Products (to the extent Integra deems possible) along with such notice and provide SeaSpine with the results of its inspection. If SeaSpine’s inspection confirms the Products do not comply with the Specifications, then SeaSpine, at its expense and at Integra’s option, within thirty (30) days following the completion of SeaSpine’s investigation, will either bring the Products in question into conformance with the requirements of Section 9.1(a)(ii) or replace such nonconforming Products, in either case, at no additional charge to Integra. If after inspection, SeaSpine disagrees with Integra’s determination, the Parties shall submit samples of the Product in question to a mutually acceptable independent testing laboratory for evaluation to determine whether the Product are in conformance with the requirements of Section 9.1(a)(ii). The results of such evaluation shall be deemed conclusive of the matter, and the non-prevailing party shall bear the costs of the evaluation.

6. PAYMENT AND TAXES:

6.1	Payment.

a.	Payment terms of an Order are net thirty (30) calendar days from the date of invoice, unless otherwise stated. Integra specifically waives any right for any reason to withhold or set-off payments it owes to SeaSpine hereunder, whether available at law, in equity or otherwise under the laws, rules, regulations, ordinances, decrees or orders of any governmental authority.

b.	Integra agrees to pay all costs, including, but not limited to, reasonable attorneys’ fees, accounting fees and other expenses of collection resulting from any default by Integra of any of the terms hereof.

6.2 Taxes and Other Charges. Any medical device tax, use tax, sales tax, excise tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority, on or measured by the transaction between SeaSpine and Integra except for taxes of SeaSpine’s income, shall be paid by Integra in addition to the Prices quoted or invoiced. In the event SeaSpine is required to pay any such tax, fee or charge, Integra shall reimburse SeaSpine therefor; or Integra shall provide SeaSpine at the time the applicable Order is submitted an exemption certificate or other document acceptable to the authority imposing the tax, fee or charge.

7. INTEGRA GENERAL OBLIGATIONS:

7.1 Compliance. Integra shall not (i) alter the Products, (ii) pay, offer or promise to pay, or authorize payment of any money, or give, offer or promise to give, or authorize the giving of anything of value to any healthcare professional in violation of any anti-kickback statutes, the AdvaMed Code, or other applicable Laws or policies described herein, or (iii) incur any obligation in the name of or on behalf of SeaSpine.

7.2 Integra’s Use of Products. Integra warrants to SeaSpine that (i) following delivery to Integra, the Products will be marketed, promoted, stored and distributed in compliance with applicable FDA regulations, applicable ISO and Current Good Manufacturing Practices and (ii) all facilities used for storage and distribution of the Products after delivery to Integra hereunder are FDA compliant.

8. INTEGRA REGULATORY AND QUALITY OBLIGATIONS:

8.1 Compliance with Laws. Integra agrees to comply with: (i) the AdvaMed Code, as modified from time to time and which is incorporated into Integra’s compliance policies, (ii) its responsibilities under the Safe Harbor Regulations relating to program “fraud and abuse” promulgated under the Social Security Act and Medicare and Medicaid Patient and Program Protection Act, (iii) its compliance policies which are consistent with the AdvaMed Code, (iv) the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery laws, (v) all applicable laws, rules, ordinances, regulations, decrees and orders of any governmental authority, including but not limited to, those related to the advertising, promotion, sale and use of the Products, privacy, health, safety and environmental matters and record-keeping and reporting in compliance with all governmental authority regulations (collectively, the “Laws”) for the Products (which related records and reporting information shall be supplied to SeaSpine promptly upon request), and (vi) all internal policies and procedures of Integra, including without limitation, discount policies. Integra further agrees to notify SeaSpine immediately upon receiving any notice with respect to a violation or alleged violation of any of the above mentioned Laws and any other laws or regulations, to the extent relating to the Products.

8.2 Recordkeeping. Each Party agrees to comply with the document retention policy attached hereto as Exhibit F with respect to its activities hereunder. Integra shall make such records available to SeaSpine immediately upon request for regulatory purposes.

8.3 Review. SeaSpine shall have the right to send its representatives to review, during regular business hours and upon reasonable prior written notice, Integra’s marketing and regulatory records and files and all other records and files related to the Products and related to Integra’s compliance with this Agreement. Integra shall reasonably cooperate with SeaSpine in such review and any reasonable requests of SeaSpine that result from such review by SeaSpine.

8.4	Complaints.

a.	Integra shall promptly (and in any event within one business day) report to SeaSpine (i) any accident, or incident involving the Product (of which it becomes aware) which results in personal injury or damage to property; (ii) any complaint involving the Product (of which it becomes aware), whether oral or written; (iii) any defect in or condition of the Product (of which it becomes aware); or (iv) any other fact or circumstance (of which it becomes aware) that may result in a report to the FDA or other applicable regulatory authority or may result in a violation or alleged violation of any applicable Law relating to the Product.

b.	SeaSpine shall promptly (and in any event within one business day) report to Integra (i) any complaint involving the Product, whether oral or written and (ii) any defect in or condition of the Product, in each case of which SeaSpine becomes aware).

c.	The Parties shall cooperate in the investigation and determination of the cause of any of the foregoing accidents, incidents or complaints and shall make available all statements, reports and tests made to investigate such accident or incident. Furnishing such information and any investigation of such information or incident report shall not in any way constitute any assumption of any liability for such accident or incident by either Party.

d.	(i) SeaSpine will be responsible for Medical Device Reporting per Title 21 CFR Part 803 or similar vigilance reporting requirements in the U.S., the European Union and any other jurisdiction as related to the DBM Products and as required by Laws where the DBM Products are marketed.

(ii) Integra will be responsible for Medical Device Reporting per Title 21 CFR Part 803 or similar vigilance reporting requirements in the U.S. or other applicable jurisdictions for the OS Products, provided that upon conclusion of the applicable Phase I Period, SeaSpine shall become responsible for such reporting responsibilities.

8.5 Governmental Authority. Each Party agrees to notify the other Party within forty-eight (48) hours of any audit or inspection by, or contact with, the FDA or other regulatory authority that involves a Product. Each Party agrees to provide the other Party with a copy of the portion of the audit or inspection report or contact document that relates to the Product and any response thereto provided by such Party.

8.6 Recall, etc. Each Party shall be entitled to execute a recall, field correction or market withdrawal of the Products, and either Party shall be entitled to execute a recall, field correction or market withdrawal of the Product. The Parties agree to cooperate with and reasonably assist each other in the event of a recall, field notification or market withdrawal of the Products. Integra agrees to pay for any recall, field notification and/or market withdrawal related to the Products, unless directly resulting from a breach of the warranty set forth in Section 9.1(a)(ii), in which case SeaSpine agrees to pay all direct, documented, out-of-pocket costs of such recall, field notification or market withdrawal. If either Party decides to execute a recall, field notification or market withdrawal of a Product, it shall promptly notify the other Party of such action.

8.7 No Debarment. SeaSpine certifies that neither it nor any of its employees has been debarred under Section 306(a) or Section 306(b) of the Act and that no debarred person will in the future be employed to manufacture the Products. SeaSpine also certifies that no person working in the manufacture of the Products has a conviction that could lead to debarment under Section 306(a) or Section 306(b) of the Act. Furthermore, SeaSpine agrees to notify Integra immediately of any action toward conviction or debarment under Section 306(a) or Section 306(b) of the Act of any person working in the manufacture of the Products.

8.8 Quality Agreement. Each Party (or an affiliate designee thereof) has entered into the Quality Agreement attached as Exhibit G as of the Effective Date.

8.9 Compliance with Laws. SeaSpine will manufacture the Products in compliance with Laws applicable to the processing, storage, packaging, labeling and shipment of the Products, as modified from time to time.

8.10 Quality Audits. SeaSpine shall allow Integra to perform quality audits at its manufacturing facility for the Products during regular business hours and upon reasonable prior written notice if Integra has reasonable cause to believe there is a quality issue affecting the

Products, or as required by applicable law. Integra shall provide SeaSpine with a written report of all nonconformances to the manufacturing procedures, storage and shipping procedures and test/inspection procedures within thirty (30) days of identification, which non-conformances are identified by Integra during quality audits.

8.11	Additional Regulatory Matters; Distribution Rights.

a.	i. As of the Effective Date, Integra (or one of its affiliates) owns the 510(k) clearances for the OS Products (the “OS Product Registrations”). Integra hereby grants authority to SeaSpine to manufacture the OS Products under such OS Product Registrations, until, with respect to each such OS Product Registration, such time as SeaSpine has obtained a “duplicate” OS Product Registration in the applicable jurisdiction. The terms and conditions set forth on Exhibit H shall apply with respect to SeaSpine obtaining such “duplicate” OS Product Registrations. The period between the Effective Date and the date SeaSpine obtains an OS Product Registration in a jurisdiction is referred to herein as the “Phase I Period” for such jurisdiction.

ii. SeaSpine owns the 510(k) clearances for the DBM Products (the “DBM Product Registrations”).

b.	Integra shall have sole responsibility for obtaining all required consents, licenses, authorizations and approvals for the use and sale of the Product worldwide, and such consents, licenses, authorizations and approvals shall be held in the name of Integra or its designee, except as provided in Section 8.11(d) or otherwise in this Agreement or the Mozaik Supply Agreement, of even date herewith, between the Parties. Without limiting Section 1.2, the Products shall be labeled as determined by Integra so long as such labeling complies with applicable Law.

c.	SeaSpine shall reasonably assist Integra in accordance with Section 8.11(b) by providing information related to the Products when necessary to obtain any consents, licenses, authorizations or approvals, provided that Integra shall reimburse SeaSpine for its costs and expenses associated with SeaSpine’s assistance in providing information related to the Products in obtaining or maintaining consents, licenses, authorizations or approvals for the Product at a per hour charge of $200 (for clarity, such reimbursement obligations will not apply to the costs and expenses associated with activities undertaken by SeaSpine to comply with its obligations under Section 8.11(a)). SeaSpine will provide the FDA or other applicable regulatory authority with access to SeaSpine’s files related to the Products, but shall not be obligated to permit Integra or any foreign governmental regulatory agency to review certain confidential files, including without limitation, the design history files or processing information for the Products.

d.	SeaSpine hereby grants authority to Integra and its affiliates to market, distribute, and sell the DBM Products purchased from SeaSpine hereunder under the DBM Product Registrations.

9. SEASPINE LIMITED WARRANTY; CERTAIN OBLIGATIONS:

9.1	Limited Warranty

a.	SeaSpine warrants to Integra that (i) it will convey good title to all Products delivered to Integra hereunder, free from any security interest, liens or other encumbrances, and (ii) the Products manufactured shall have been manufactured in compliance with the then-current Specifications and will be free from defects in materials (but excluding any Microfib used in the OS Products purchased under the Microfib Supply Agreement) or workmanship during the Shelf-life for such Product. “Shelf-life” means with respect to a Product, the shelf-life of such Product as set forth in the applicable Specifications. As of the Effective Date, the Shelf-life for each Product is as set forth in Exhibit I. Except as set forth in Section 8.6, Integra’s sole remedy, and SeaSpine’s sole obligation, in the event of a breach by SeaSpine of the warranty set forth in clause (ii) above is as set forth in Section 5.9(c).

b.	The limited warranty set forth in Section 9.1(a) is the sole warranty SeaSpine makes regarding the Products. THIS WARRANTY IS EXCLUSIVE AND SEASPINE HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION, (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR APPLICATION, OR WARRANTY OF QUALITY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THE ATTACHED WARRANTY, OR (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE OR (III) WARRANTIES OF NON-INFRINGEMENT. INTEGRA UNDERSTANDS THAT NO EMPLOYEE, OFFICER, AGENT OR REPRESENTATIVE OF SEASPINE IS AUTHORIZED IN ANY WAY TO MAKE ANY STATEMENT TO THE CONTRARY WHICH SHALL BE BINDING ON SEASPINE OR TO ASSUME FOR SEASPINE ANY OTHER LIABILITY IN CONNECTION WITH THE PRODUCTS.

c.

The warranty set forth in Section 9.1(a)(ii) shall not apply to, and SeaSpine shall not be responsible for, any loss or damages arising in connection with the purchase or use of any Product (i) which has been modified by anyone other than an authorized service representative of SeaSpine, or (ii) which has been altered in any way so as, in SeaSpine’s judgment, to affect its stability or reliability, or which has been subject to misuse, negligence or accident, in each case after delivery to Integra hereunder or (iii) which has been subject to improper or negligent installation, storage or handling, in each case after delivery to Integra hereunder or (iv) which has been subject to improper cleaning, sterilization or maintenance, in each case after delivery to Integra hereunder or (v) which has been subject to accidental damage arising from acts of God, electrical power damage, equipment malfunction, unusual stress, unreasonable operating procedures or abnormal or extreme operating conditions, in each case after delivery to Integra hereunder or (vi) which has been used otherwise than in accordance with the instructions furnished by SeaSpine.

10. CONFIDENTIALITY AND OWNERSHIP:

10.1 Confidential Information. Each Party agrees that it shall not during the Term and anytime thereafter, directly or indirectly, without the prior written consent of the other Party, disclose to any third party, pursuant to a press release or otherwise, any Confidential Information of the other Party. As used herein, “Confidential Information” of a Party means information possessed by such Party, or its affiliates, that relates to the other Party’s business or, or in the case of Integra as the receiving Party, the Products (which may include information of third parties as to which either Integra or SeaSpine and their respective affiliates has a confidential arrangement or understanding), whether that information is written or oral, however acquired. Notwithstanding the foregoing, Confidential Information does not include any such information that as of the date of disclosure to, or acquisition by, the receiving Party was (i) obtained by the receiving Party from a third party with no obligation of confidentiality to the disclosing Party or its affiliates, (ii) disclosed in published literature, (iii) generally available to the industry or (iv) known to the receiving Party without any obligation to keep it confidential or any restriction on its use and such knowledge can be substantiated by reasonable documentation. Confidential Information shall additionally include the existence and terms of this Agreement and the business relationship established hereunder, together with any documents or data prepared by any of the Parties that reflect such information. Each Party further agrees that it shall not, directly or indirectly, without the prior written consent of the other Party, use any of the Confidential Information of the other Party for any reason or purpose, including in the case of Integra as the receiving Party, to reverse engineer any Product, other than as contemplated by this Agreement.

10.2 Degree of Care. Notwithstanding Section 10.1, each Party may disclose Confidential Information received pursuant to this Agreement to its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives, but not to any other third party, provided, however, that all such access is limited to those that have a need-to-know in connection with the business relationship established hereunder, and further provided that such persons and entities are obligated to hold the Confidential Information in confidence in accordance with restrictions and procedures no less stringent than provided for herein. Each Party shall be responsible for any breach of this Section 10 by its directors, officers, employees, consultants, attorneys and accountants and other agents and representatives. Each Party covenants that it shall exercise the same degree of care with respect to the other Party’s Confidential Information as it would its own Confidential Information, and, in any event, shall exercise no less than a reasonable degree of care. Notwithstanding the foregoing, a Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the context of preparation and filing of regulatory documents (including, without limitation, governmental approvals) to regulatory authorities in connection with the Products pursuant to this Agreement; provided that the disclosing Party notify the other Party in writing of such disclosure and the disclosing Party requests confidential treatment of such disclosure to the extent confidential treatment is reasonably available to such Party.

10.3 Remedies. The Parties understand and agree that this Section 10 is reasonable and necessary to protect the Parties respective business interests. The Parties further agree that the other may suffer irreparable harm from a breach of this Section 10. Thus, in addition to any other rights or remedies, all of which shall be deemed cumulative, a Party shall be entitled to pursue injunctive relief to enforce the terms of this Section 10 without the necessity of proof of damages or the posting of a bond or other security.

10.4 Disclosure Required by Law. Notwithstanding Section 10.1, a receiving Party may disclose Confidential Information if such information is required by Law to be disclosed in response to a valid order of a court of competent jurisdiction or authorized governmental authority, provided that the receiving Party must give the other Party prompt written notice and seek to obtain or allow for and reasonably cooperate with the other Party to seek to obtain a protective order prior to such disclosure. In any event, a receiving Party shall disclose only that portion of the Confidential Information which is legally required and will use all commercially reasonable efforts to assure that confidential treatment is accorded any Confidential Information.

10.5 Return of Copies. Upon termination of this Agreement, each Party shall, upon the written request of the other Party, return all copies, whether in paper, electronic, or other format, of all Confidential Information received by it from the other Party which contain the other Party’s Confidential Information, except that one copy thereof may be retained solely for archival or regulatory compliance purposes.

10.6	Intellectual Property.

a.	SeaSpine, its licensors and/or their respective affiliates are and shall remain the exclusive owner(s) of (i) all intellectual property rights related to the DBM Products and (ii) all intellectual property rights owned or licensed by SeaSpine or any subsidiary thereof, as of the Effective Date, after giving effect to the spin-off of SeaSpine by Integra, in each case related to the Specified Products, excluding any trademark rights and product registrations (including 510(k) clearances) relating thereto owned by Integra or its affiliates as of the Effective Date. “Specified Products” means the ceramic collagen matrix products marketed under the Mozaik brand, including Mozaik Strip, Mozaik Putty, and Mozaik Moldable Morsels, and all equivalent products (x) marketed under spine brands or (y) provided to third parties on a private label basis, in each case of the Effective Date, and any next generation successor version of any of the foregoing products.

b.

Integra agrees not to, and not to authorize a third party to, infringe, misappropriate or violate any intellectual property rights of SeaSpine, its licensors, or their respective affiliates in the Products. For purposes of this Agreement, “intellectual property rights” includes, without limitation, (i) all registered or unregistered trademarks, patents, designs or inventions; (ii) all rights in products, including product registrations; (iii) copyrights, moral rights, know-how and Confidential Information; and (iv) any similar rights worldwide, or the right to apply for any such rights.

c.	Integra hereby grants to SeaSpine a limited, non-exclusive, royalty-free, non-assignable, non-transferrable license to Integra names, trademarks, and logos designated by Integra (collectively, the “Integra Marks”) in order for SeaSpine to procure and affix Integra-specific labels and markings in connection with SeaSpine’s supply obligations under this Agreement. Upon termination of this Agreement, the foregoing limited license shall automatically terminate.

11.	GENERAL:

11.1 Notices. All notices, approvals, and other communications required or permitted herein shall be in writing and shall be delivered personally (which shall include delivery by courier or overnight delivery service) or sent by certified or registered mail, postage prepaid, return receipt requested.

If to Integra:	Integra LifeSciences Corporation
ATTN: David Hoffman
311 Enterprise Drive, Plainsboro, NJ 08536

With required copy to:	Integra LifeSciences Corporation
ATTN: General Counsel
311 Enterprise Drive, Plainsboro, NJ 08536

If to SeaSpine:	SeaSpine Orthopedics Corporation
ATTN: Brian Baker
2 Goodyear, Suite A, Irvine, CA 92618

With required copy to:	SeaSpine Orthopedics Corporation
ATTN: Colin Smith
2384 La Mirada Drive, Vista, CA 92081

With required copy to:	SeaSpine Orthopedics Corporation
ATTN: General Counsel
2384 La Mirada Drive, Vista, CA 92081

Either Party may change its address for notice purposes by providing written notice of the change of address to the other Party.

11.2 Insurance. Each Party will comply with the insurance obligations for such Party set forth in Exhibit J.

11.3 Limitation of Liability. SEASPINE AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES SHALL NOT IN ANY EVENT BE LIABLE FOR INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, OF ANY KIND RESULTING FROM ANY USE OR FAILURE OR ACQUISITION OF THE PRODUCTS, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT (EVEN IF SEASPINE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) INCLUDING WITHOUT LIMITATION, LIABILITY FOR LOSS OF USE, LOSS OF WORK IN PROGRESS, DOWN TIME, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS, LOSS OF PRODUCTS OF INTEGRA OR OTHER USE OR ANY LIABILITY OF INTEGRA TO A THIRD PARTY ON ACCOUNT OF SUCH LOSS, OR FOR ANY LABOR OR ANY OTHER EXPENSE, DAMAGE OR LOSS OCCASIONED BY SUCH PRODUCT. EXCEPT IN THE CASE OF A CLAIM FOR THIRD PARTY INDEMNIFICATION UNDER SECTION 11.4(B) OF THIS AGREEMENT, SEASPINE’S LIABILITY IN THE AGGREGATE INCLUDING THE LIABILITY OF SEASPINE’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND AFFILIATES, WITH RESPECT TO PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT AND ANY SEASPINE PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT (WHETHER IN TORT, CONTRACT OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE WHETHER ACTIVE, PASSIVE OR IMPUTED OR STRICT LIABILITY OF INTEGRA) SHALL IN NO EVENT EXCEED ONE MILLION DOLLARS ($1,000,000).

11.4	Indemnity.

a.	Integra shall indemnify and defend SeaSpine and its affiliates and their respective directors, officers, members, employees, counsel, agents and representatives and the successors and permitted assigns of any of the foregoing (the “SeaSpine Indemnitees”) and hold the SeaSpine Indemnitees harmless from and against any and all claims, demands, actions, liabilities, damages, losses , judgments, costs or expenses (including interest and penalties and reasonable attorneys’ fees and professional fees and expenses of litigation) (collectively, “Claims”) of third parties to the extent arising out of, in connection with, or resulting from (i) the marketing, sale, distribution, use or promotion of the Products after title has passed to Integra hereunder, except to the extent such claims result from a breach of the warranty set forth in Section 9.1(a)(ii); (ii) the bodily injury, property damage or any other damages or injury caused in whole or in part, by any use of the Product, except to the extent such claims result from a breach of the warranty set forth in Section 9.1(a)(ii); (iii) Integra’s breach of any representation, warranty or covenant contained in this Agreement; or (iv) the negligence or willful misconduct of Integra, in each case except to the extent SeaSpine is obligated to indemnify Integra with respect to such claim under the Microfib Supply Agreement.

b.	SeaSpine shall indemnify, defend and hold harmless Integra and its affiliates and their respective directors, officers, members, employees, counsel, agents and representatives and the successors and permitted assigns of any of the foregoing (the “Integra Indemnitees”) and hold the Integra Indemnitees harmless from and against any and all Claims of third parties to the extent arising out of, in connection with, or resulting from (i) the negligence or willful misconduct of SeaSpine, except to the extent that Integra is obligated to indemnify SeaSpine for any of the foregoing third party Claims as provided in Section 11.4(a) (including those third party Claims caused, in whole or in part, by the negligence or willful misconduct of Integra), (ii) the bodily injury, property damage or any other damages or injury caused in whole or in part, by any use of the Product, to the extent resulting from a breach of the warranty set forth in Section 9.1(a)(ii); or (iii) any claims relating to the misappropriation or infringement of third party intellectual property rights relating to the Products (other than with respect to any Integra intellectual property rights licensed hereunder), in each case except to the extent Integra is obligated to indemnify SeaSpine with respect to such claim under the Microfib Supply Agreement.

c.	In any case in which claims arise out of or are caused by both Integra’s negligence and SeaSpine’s negligence, a comparative negligence standard shall apply with respect to the Parties’ enumerated obligations under this Section 11.4.

d.

A Party that intends to claim indemnification under this Agreement (the “Indemnitee”) for third party Claims shall promptly notify the other Party (the “Indemnitor”) in writing of such Claim in respect of which the Indemnitee or its affiliates, directors, officers, members, employees, counsel, agents or representatives intends to claim such indemnification, and the Indemnitor, at its cost and expense, shall have the right to participate in, and to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if such Indemnitee’s outside counsel advises that representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicts of interests between such Indemnitee and the other Party represented by such counsel in such proceeding. The Indemnitor shall control the defense and/or settlement of any such Claims, and this indemnity agreement shall not apply to amounts paid in connection with any Claims if such payments are made by the Indemnitee without the consent of the Indemnitor; provided, however, that the Indemnitor shall not enter into any settlement that admits fault, wrongdoing or damages without the Indemnitee’s written consent, such consent not to be unreasonably withheld, delayed or conditioned. For clarity, any Claims that relate solely to the payment of monetary damages may be settled or otherwise disposed of on such terms as the Indemnitor, in its sole discretion, shall deem appropriate. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any Claim, if and to the extent prejudicial to its ability to defend such Claim, shall to such extent relieve such Indemnitor of any liability to the Indemnitee under this

Section 11.4. At the Indemnitor’s request and expense, the Indemnitee and its employees and agents shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Claims covered by this indemnification and provide full information with respect thereto.

12. MISCELLANEOUS:

12.1 Independent Contractors. This Agreement shall not constitute, and is not intended to constitute, either Party as an employee, agent, partner or legal representative of the other Party for any purpose, or give either Party any right to supervise or direct the functions of the other Party. Neither Party shall have authority to act for or obligate the other Party in any way or to extend any representation or warranty on behalf of the other Party. Each Party agrees to perform under this Agreement solely as an independent contractor and neither Party shall have any right, power, or authority, nor shall they represent themselves as having any authority to assume, create, or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose. Each Party agrees not to permit its employees or agents to do anything that might be construed or interpreted as acts of the other Party.

12.2 Integration. This Agreement, including its Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes all prior discussions, negotiations and agreements between the Parties concerning the subject matter hereof. Integra and SeaSpine agree that nothing in any Integra purchase order or other document submitted pursuant to this Agreement shall in any way modify or add to the terms and conditions set forth in this Agreement (except for identification of the Products, quantity and delivery date consistent with this Agreement). Except as expressly set forth in this Agreement, no subsequent modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

12.3 Waiver. SeaSpine’s failure to strictly enforce any term or condition stated herein or exercise any right arising hereunder shall not constitute a waiver of SeaSpine’s right to enforce such terms or conditions or exercise such right thereafter. All of I SeaSpine’s rights and remedies against Integra with regard to this Agreement are cumulative and are in addition to any other rights and remedies Integra may have at law or in equity. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

12.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns. Neither Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, except that either Party may transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party, to any affiliate and to any successor to substantially all of its business or assets to which this Agreement relates, whether by merger, sale of assets, sale of stock, reorganization or otherwise, without the consent of the other Party.

12.5 Severability. If any provisions of this Agreement should be or become fully or partly invalid or unenforceable for any reason whatsoever or violate any applicable Law, this Agreement is to be considered divisible as to such provision and the Parties shall negotiate in good faith a valid or enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable Law as it shall then appear.

12.6 Force Majeure. Except with respect to the payment of money, neither Party shall be liable for any failure or delay in performance under this Agreement if either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, including, without limitation, fire, explosion, earthquake, flood, acts of war, terrorism, or other acts of God; acts, regulations or laws or application thereof;, war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carrier, embargo or other governmental action or request, equipment failure, shortage of raw materials or inability to obtain labor, fuel, materials supplies or power at reasonable prices (a “Force Majeure Event”), such non-performing Party shall promptly give notice thereof to the other Party and shall use reasonable commercial efforts to cure or correct any such Force Majeure Event and to resume performance of its affected obligations as soon as possible.

12.7 Choice of Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to its conflict of laws provisions. In the event of a dispute arising from this Agreement the Parties agree that the state and federal courts of the State of New Jersey shall have exclusive jurisdiction over any litigation or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.8 Survival. Any provision of this Agreement that contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement (in whole or in part, as applicable) and continue in full force and effect. Without limiting the foregoing, Articles 7, 8, 10, 11 and 12 and Sections 4.3 and 4.4 of this Agreement shall survive the expiration or termination of this Agreement.

12.9 Section Headings. Section headings herein are for convenience only, are not part of the terms and conditions and shall not affect their interpretation.

12.10 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party irrespective of which Party may be deemed to have authored the ambiguous provision.

12.11 Counterparts. This Agreement may be executed in any number of counterparts, or facsimile or .pdf scanned versions, each of which shall be considered to be an original instrument and to be effective as of the Effective Date.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

INTEGRA LIFESCIENCES CORPORATION

By:

Name:

Title:

SEASPINE ORTHOPEDICS CORPORATION

By:

Name:

Title: